Exhibit 99.1

FOR IMMEDIATE RELEASE:

Synutra Enters into Definitive Merger Agreement for “Going Private” Transaction

Qingdao, China and Rockville, Md. – November 17, 2016 – Synutra International, Inc. (Nasdaq: SYUT), (“Synutra” or the “Company”), which owns subsidiaries in China that produce, distribute and sell nutritional products for infants, children and adults, today announced it has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Beams Power Investment Limited, a company with limited liability incorporated under the laws of the British Virgin Islands (“Parent”), and Beams Power Merger Sub Limited, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”). Parent currently beneficially owns approximately 63.5% of the Company’s outstanding shares of common stock, $0.0001 par value per share (the “Company Common Stock”). Ms. Xiuqing Meng, spouse of Mr. Liang Zhang, is the sole shareholder of Parent. Mr. Liang Zhang is the chairman and chief executive officer of the Company.

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, each share of Company Common Stock issued and outstanding immediately prior to such effective time (other than (i) the shares held by (a) Parent, Merger Sub and any other direct or indirect subsidiary of Parent and (b) the Company and (ii) the shares in respect of which appraisal rights have been properly and validly exercised under Delaware law) will be automatically canceled and converted into the right to receive $6.05 in cash (the “Merger Consideration”), without interest. The Merger Consideration represents a 58% premium over the closing price of the Company Common Stock as quoted by NASDAQ Global Select Market (the “NASDAQ”) on January 14, 2016, and a premium of 31% and 20%, respectively, over the Company’s 30- and 60-trading day volume-weighted average price as quoted by the NASDAQ prior to January 14, 2016, the last trading day prior to the Company’s announcement on January 15, 2016 that it had received a non-binding “going private” proposal.

Parent has secured a committed loan facility from Shanghai Pudong Development Bank Co., Ltd. to finance the transactions contemplated by the Merger Agreement, including the Merger.

The Company’s board of directors, acting upon the unanimous recommendation of the special committee formed by the board of directors (the “Special Committee”), unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and resolved to recommend that the Company’s stockholders adopt the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. The Special Committee, which is composed solely of independent directors of the Company who are unaffiliated with Parent, Merger Sub or management of the Company, exclusively negotiated the terms of the Merger Agreement with the buyer group consisting of Mr. Liang Zhang, Ms. Xiuqing Meng, Parent and Merger Sub, with the assistance of its independent financial and legal advisors.

The Merger is subject to stockholder approval as well as certain other customary closing conditions. Pursuant to the Merger Agreement, adoption of the Merger Agreement by the Company’s stockholders requires the affirmative vote of (i) the holders of at least a majority of the Company Common Stock and (ii) the holders of at least a majority of the Company Common Stock other than the shares of Company Common Stock held by (a) Parent, Merger Sub and any other direct or indirect subsidiary of Parent and (b) the Company. The Company will call a meeting of stockholders for the purpose of voting on the adoption of the Merger Agreement as soon as practicable. If completed, the Merger will, under laws of the State of Delaware, result in the Company becoming a privately-held company and the Company Common Stock would no longer be listed on the NASDAQ.

Houlihan Lokey Capital, Inc. is serving as the financial advisor to the Special Committee, Cleary Gottlieb Steen & Hamilton LLP is serving as U.S. legal counsel to the Special Committee, and Potter Anderson & Corroon LLP is serving as Delaware legal counsel to the Special Committee. Wilson Sonsini Goodrich & Rosati is serving as U.S. and Delaware legal counsel to the Company.

Davis Polk & Wardwell LLP is serving as U.S. legal counsel to the buyer group.

Additional Information about the Transactions

The Company will file with the Securities and Exchange Commission (the “SEC”) a report on Form 8-K regarding the proposed transactions described in this announcement, which will include as an exhibit thereto the Merger Agreement. All parties desiring details regarding the transactions contemplated by the Merger Agreement, including the Merger, are urged to review these documents, which will be available at the SEC’s website (http://www.sec.gov).

In connection with the special meeting of the stockholders of the Company to be held to approve the Merger, the Company will prepare and mail a proxy statement to its stockholders. In addition, certain participants in the Merger will prepare and mail to the Company’s stockholders a Schedule 13E-3 transaction statement. These documents will be filed with or furnished to the SEC. INVESTORS AND STOCKHOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THESE MATERIALS AND OTHER MATERIALS FILED WITH OR FURNISHED TO THE SEC WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND RELATED MATTERS. In addition to receiving the proxy statement and Schedule 13E-3 transaction statement by mail, stockholders also will be able to obtain these documents, as well as other filings containing information about the Company, the Merger and related matters, without charge, from the SEC’s website (http://www.sec.gov) or at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549.

The Company and certain of its directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be “participants” in the solicitation of proxies from the Company’s stockholders with respect to the Merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in the proxy statement and Schedule 13E-3 transaction statement relating to the Merger when it is filed with the SEC. Information regarding certain of these persons and their beneficial ownership of the Company Common Stock as of June 13, 2016 is also set forth in the Company’s Form 10-K, which was filed with the SEC on June 13, 2016. Additional information regarding the interests of such potential participants will be included in the proxy statement and Schedule 13E-3 transaction statement and the other relevant documents filed with the SEC when they become available.

This announcement is neither a solicitation of proxy, an offer to purchase nor a solicitation of an offer to sell any securities and it is not a substitute for any proxy statement or other filings that may be made with the SEC should the Merger proceed.

About Synutra International, Inc.

Synutra International, Inc. (Nasdaq: SYUT) is a leading infant formula company in China. It principally produces, markets and sells its products through its operating subsidiaries under the “Shengyuan” or “Synutra” name, together with other complementary brands. It focuses on selling premium infant formula products, which are supplemented by more affordable infant formulas targeting the mass market as well as other nutritional products and ingredients. It sells its products through an extensive nationwide sales and distribution network covering all provinces and provincial-level municipalities in mainland China. As of September 30, 2016, this network comprised over 960 independent distributors and over 280 independent sub-distributors who sell Synutra products in approximately 26,900 retail outlets.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, assumptions, estimates and projections about Synutra. All statements other than statements of historical fact in this release are forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “is/are likely to,” “may,” “plan,” “should,” “will,” “aim,” “potential,” “continue,” or other similar expressions. Forward-looking statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those contained in any such statements. Potential risks and uncertainties include, without limitation, uncertainties as to the expected benefits and costs of the proposed Merger, the expected timing of the completion of the Merger, the parties’ ability to complete the Merger considering the various closing conditions, the possibility that various closing conditions to the Merger may not be satisfied or waived, how Synutra’s stockholders will vote at the meeting of stockholders, the possibility that competing offers will be made and other risks and uncertainties discussed in Synutra’s filings with the SEC, as well as the Schedule 13E-3 transaction statement and the proxy statement to be filed by Synutra in connection with the Merger. The forward-looking statements are made as of the date of this press release. Synutra undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

FOR FURTHER INFORMATION:

Synutra International, Inc.

Investor Relations Department

ir@synutra.com or 646-328-2552